Exhibit 2.2

AMENDMENT TO BUYER OPTION AGREEMENT

This AMENDMENT TO BUYER OPTION AGREEMENT (the “Amendment”) between Irvine Sensors Corporation, a Delaware corporation (“Buyer”) and Timothy Looney, an individual (“Seller”) is made and entered into as of December 29, 2006.

Recitals

WHEREAS, Buyer, Seller and Optex Systems, Inc, a Texas corporation (the “Company”), have entered into that certain Stock Purchase Agreement, dated as of December 30, 2005 (the “Stock Purchase Agreement”), and Buyer and Seller have entered into that certain Buyer Option Agreement (the “Agreement”), dated as of December 30, 2005, pursuant to both of which Seller agreed to sell and Buyer agreed to buy all of the outstanding capital stock of the Company on the terms and conditions set forth therein. Defined terms not otherwise defined herein shall have the meaning as set forth in the Stock Purchase Agreement and the Agreement.

WHEREAS, on June 28, 2006, Buyer’s stockholders approved the issuance of the Buyer Common Stock to Seller (the “Stockholder Approval”), but the Option Closing has not yet occurred.

WHEREAS, Buyer and Seller desire to amend the Agreement as set forth herein.

WHEREAS, in consideration of the parties entering into this Amendment, and in order to induce Seller to consummate the Buyer Option, the parties have agreed to enter into an Amendment to Stock Purchase Agreement and Amendment to Escrow Agreement accelerating the Stock Escrow Termination Date to December 29, 2006.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to the Agreement.

(a) The last sentence of Section 1 of the Agreement is hereby amended in its entirety to read in full as follows:

“The aggregate purchase price for the Option Shares shall be equal to the number of shares of Buyer’s common stock, par value $0.01 per share (“Buyer Common Stock”) equal to 2,692,307 shares of Buyer Common Stock, plus $400,000.00 payable by Buyer pursuant to the terms of an unsecured subordinated promissory note executed by Buyer, acknowledged by Seller and delivered to Seller at the Option Closing (collectively, the “Option Purchase Price”).”

(b) The second sentence of Section 2 of the Agreement is hereby amended in its entirety to read in full as follows:

“Subject to the satisfaction of the conditions set forth in Section 9 of this Agreement, Buyer shall be obligated to exercise the Buyer Option, in whole but not in part, by giving written notice to Seller (the “Exercise Notice”) on or before December 29, 2006.”

(c) The first sentence of Section 3(a) of the Agreement is hereby amended in its entirety to read in full as follows:

“The closing of the transactions contemplated by this Agreement (the “Option Closing”) will take place at the offices of Dorsey & Whitney LLP at 38 Technology Drive, Irvine, California 92618 (facsimile: 949-932-3601), at 9:00 a.m. on December 29, 2006 (the “Option Closing Date”), or at such other place and on such other date as may be mutually agreed by Buyer and Seller, in which case Option Closing Date means the date so agreed.”

(d) Sections 3(b)(ii)(A) and 3(b)(ii)(B) of the Agreement are hereby deleted ab initio and replaced with the following new Section 3(b)(ii):

“Buyer will deliver to Seller (x) stock certificates evidencing 2,692,307 shares of Buyer Common Stock, and (y) an unsecured subordinated promissory note in the principal amount of $400,000.00 executed by Buyer, with all principal and accrued interest payable in full twelve (12) months from the Option Closing Date, in a form mutually acceptable to Buyer and Seller (the “Buyer’s Note”).”

(e) Section 7 of the Agreement is hereby deleted ab initio and replaced with “[RESERVED].” All references to the Block Trade, Block Trade Shares, Block Trade Expenses and “block trade transaction” in the Agreement shall be deleted.

(f) Section 9 (“Conditions to Buyer’s Obligations”) of the Agreement is hereby amended to add the following as paragraphs (i), (j) and (k) at the end thereof:

“(i) Buyer shall have executed and delivered to Seller the Buyer’s Note, and Buyer and Seller shall have entered into an Amendment to Stock Purchase Agreement and Amendment to Escrow Agreement accelerating the Stock Escrow Termination Date to December 29, 2006, all in forms mutually acceptable to Buyer and Seller (collectively, the “Ancillary Amendments”);

(j) The Ancillary Amendments shall have been approved by Buyer’s Board of Directors and the Audit Committee thereof; and

(k) Buyer shall have obtained all necessary third party consents to enter into the Ancillary Amendments.”

(g) Section 9 (“Conditions to Seller’s Obligations”) of the Agreement is hereby renumbered “Section 10” and amended to add the following as paragraphs (f), (g) and (h) at the end thereof:

“(f) Buyer and Seller shall have entered into the Ancillary Amendments;

(g) The Ancillary Amendments shall have been approved by Buyer’s Board of Directors and the Audit Committee thereof; and

(h) Buyer shall have obtained all necessary third party consents to enter into the Ancillary Amendments.”

(h) Section 10 of the Agreement is hereby renumbered “Section 11.”

2. Exercise of Buyer Option. Upon complete execution of this Amendment, Buyer shall be deemed to have exercised the Buyer Option. Buyer’s execution of this Amendment shall be deemed to serve as Buyer’s Exercise Notice under the Agreement.

3. Effect of Amendment. Except as modified and amended by this Amendment, the Agreement is hereby ratified, confirmed and approved, and shall continue in full force and effect.

4. General Provisions. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. This Amendment and the Agreement cannot be terminated, altered or amended except pursuant to an instrument in writing signed in accordance with the terms of the Agreement as herein amended. If any provision hereof shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Amendment, and the Amendment shall be carried out as if any such invalid or unenforceable provision were not contained herein. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. A facsimile signature will be considered an original signature. This Amendment and the Agreement (and any exhibits and schedules thereto and certificates delivered thereunder) set forth the entire understanding among the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof among the parties hereto.

IN WITNESS WHEREOF, Buyer and Seller have executed this Amendment to Buyer Option Agreement as of the date first above written.

BUYER:		SELLER:

IRVINE SENSORS CORPORATION, a Delaware corporation

By:	/s/ JOHN C. CARSON John Carson, Chief Executive Officer	/s/ TIMOTHY LOONEY Timothy Looney

SPOUSAL ACKNOWLEDGMENT

The undersigned is the spouse of Timothy Looney (the “Seller”) and has read and hereby approves the foregoing Amendment to Buyer Option Agreement between Irvine Sensors Corporation, a Delaware corporation and the Seller (the “Amendment”). The undersigned hereby agrees to be irrevocably bound by all the terms of such Amendment, including (without limitation) the sale of all of Seller’s interest in the Company and its securities, which shall include all of such spouse’s community property interests therein, for no additional payment to spouse.

/s/ BARBARA LOONEY
BARBARA LOONEY

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